UNITE HERE posted the following tweets concerning our solicitation for a special meeting at Ashford Hospitality Trust via @HotelCorpGov (www.twitter.com/HotelCorpGov) over the past three business days (most recent first)

Stay tuned for an announcement regarding interim, unofficial voting results for our solicitation for a special meeting @ $AHT $AINC #corpgov

ISS $AHT(1/2) proposed ext'l mgmt structure, fees & valuation appear sufficiently concerning to warrant special meeting in their own right..

ISS (2/2) …since these are in effect a transfer of value from current shareholders...to mgrs & owners (a maj of whom may well be mgrs) of Inc.

ISS: "downside risk of ignoring many issues raised by dissidents appears to sig.'ly outweigh potential costs of calling special mtg" $AHT

Ashford Trust's unfinished business: 10 steps $AHT can take to restore #corpgov, mitigate conflicts of interest: http://www.businesswire.com/news/home/20141110005480/en/UNITE-HERE%C2%A0Ashford%E2%80%99s-Unfinished-Business#.VGC0avnF9UU …

Swamped by the volume of information on the $AHT $AINC #spinoff? Come visit unlock-ashford.org for ongoing coverage & analysis.

Simple Math: Why we think Ashford Inc. should not be spun off - not if these forecasts are realistic. $AHT $AHP $AINC http://www.businesswire.com/news/home/20141107005051/en/Simple-Math-Ashford-Spun-Off-UNITE#.VF0Hq_nF-1d

ISS: Recent Ashford Inc. #corpgov changes “fail to embrace even the standards set by the same board and management team at $AHT”

We get it. You can’t tear your eyes away from the $ARCP train wreck. But don’t miss the action going on at $AHT: http://www.businesswire.com/news/home/20141106005405/en/ISS-recommends-shareholders-vote-Special-Meeting-Ashford#.VF0Hv_nF-1d

ISS:Are recent $AHT #corpgov changes “rearguard action by a board suddenly being challenged by a dissident campaign”?

ISS: UNITE HERE has “compelling case that the planned spin-off of Inc. and restructuring of $AHT are pivotal transactions for shareholders”

Breaking: @issgovernance recommends support 4 special shareholder mtg re $AHT spinoff: "significant governance & potential economic risks."